EXHIBIT 10.22

AMENDMENT TO THE

STOCK OPTION GRANT AGREEMENT

This Amendment to the Stock Option Grant Agreement (the “Amendment”) is made effective as of January 1, 2009, by and between Neiman Marcus, Inc., a Delaware corporation (formerly known as Newton Acquisition, Inc.) (the “Company”) and                  (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company and the Participant entered into a Stock Option Grant Agreement (the “Agreement”) effective as of November 29, 2005, pursuant to the terms of the Newton Acquisition, Inc. Management Equity Incentive Plan (the “Plan”); and

WHEREAS, the Company has amended the Plan for compliance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder; and

WHEREAS, the Company and the Participant now desire to amend the Agreement for compliance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder;

NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:

1.             Paragraph 7 of the Agreement is hereby amended and restated in its entirety as follows:

7.  Certain Rights on a Change of Control.  If (a) a Change of Control occurs, (b) the surviving corporation following such Change of Control is an entity for whose stock there is no Public Market, (c) the surviving corporation assumes the Participant’s outstanding Options in connection with such Change of Control and such Options convert into options to purchase common stock or other equity interests of the surviving corporation (the “Assumed Options”) and (d) the Participant thereafter experiences a Qualifying Termination at any time prior to the occurrence of an Initial Public Offering of the surviving corporation, the Participant will be entitled to sell to the Company or such surviving corporation, within ninety (90) days of such Qualifying Termination, all or any portion of the Assumed Options that the Participant had not exercised at the time of such sale and elects to sell to the Company or such surviving corporation (the “Eligible Assumed Options”), and the Company or such surviving corporation will be obligated to purchase from the Participant, in full satisfaction of the Participant’s rights with respect to such Eligible Assumed Options, all such Eligible Assumed Options, for a price equal to the aggregate fair market value, as determined in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv), of the shares of common stock or other equity interests underlying such Eligible Assumed Options, minus the aggregate Exercise Price of such Eligible Assumed Options that such Participant would have been required to pay in order to exercise such Eligible Assumed Options.

2.             The last sentence of Paragraph 8 of the Agreement is hereby amended and restated in its entirety as follows:

It is intended that the Option be exempt from Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.

3.             By execution of this Amendment the Participant hereby consents to the amendment of the Plan attached hereto as Exhibit A.

4.             Except as otherwise specifically set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on this the 10th day of December, 2008.

NEIMAN MARCUS, INC.

By:
Nelson A. Bangs
Senior Vice President

PARTICIPANT